FIRST AMENDMENT TO THE

ETF DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, effective as of the last date on the signature block, to the ETF Distribution Agreement dated as January 29, 2018 (the “Agreement”), is entered into by and among THE RBB FUND, INC., a Maryland corporation, (the “Company”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the Company and Quasar (the “Parties”) have entered into the Agreement; and

WHEREAS, the Parties desire to change the title of the Agreement from Distribution Agreement to ETF Distribution Agreement; and

WHEREAS, the Parties desire to amend and restate Schedule A of the Agreement to add the Motley Fool Small-Cap Growth ETF to it; and

WHEREAS, Section 12 of the Agreement provides that the Agreement may be amended by written agreement executed by the Parties.

NOW, THEREFORE, the Parties agree to amend the following:

1.	The title of the Agreement is ETF Distribution Agreement. All references to Distribution Agreement are replaced with ETF Distribution Agreement.

2.	Schedule A is hereby superseded and replaced in its entirety with the Schedule A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

THE RBB Fund, Inc.		QUASAR DISTRIBUTORS, LLC

By:	/s/ Salvatore Faia	By:	/s/ James R. Schoenike

Printed Name:	Salvatore Faia	Printed Name:	James R. Schoenike
Title:	President	Title:	President
Date:	9/14/2018	Date:	9/18/18

Schedule A

Series of The RBB Fund, Inc.

Motley Fool 100 Index ETF

Motley Fool Small-Cap Growth ETF